UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2024

Elevai Labs Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41875	85-1399981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o 120 Newport Center Drive, Ste. 250 Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 794-4940

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ELAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

Lack of Compliance with Bid Price Rule

As previously reported, on March 6, 2024, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) therein stating that for the 30 consecutive business day period since March 6, 2024, our common stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until September 3, 2024, to regain compliance with the Bid Price Rule. We had failed to regain compliance with the Bid Price Rule prior to September 3, 2024 and did not qualify to request an extension, partly because we did not have $5 million in stockholders’ equity.

Subsequently, on September 4, 2024, Nasdaq sent us a deficiency letter (“Notice”) stating that we had failed to regain compliance with the Bid Price Rule and our stock is subject to delisting. The Notice provided that we have the ability to appeal to the Nasdaq Hearings Panel, which required us to submit a written request and pay a fee. The Company in submitted a hearing request to the Nasdaq Hearings Panel to appeal Nasdaq’s determination and submitted a compliance plan, which in accordance with Nasdaq rules stays the delisting of the Company’s common stock from Nasdaq pending the Panel’s decision. The Company’s common stock has continued to trade on The Nasdaq Capital Market under the symbol “ELAB” pending the ultimate conclusion of this process.

Lack of Compliance with Stockholders Equity Rule

As previously reported, on May 21, 2024, we received a letter from the Nasdaq Listing Qualifications Staff of Nasdaq notifying that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Rule”). We submitted a plan on July 9, 2024 and as of June 30, 2024, our stockholders’ equity was approximately $2.6 million. In August 2024, Nasdaq informed us that, despite our stockholders’ equity being above $2,500,000, Nasdaq was not prepared to issue a compliance determination given the small margin compliance and other financial information as reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2024. Nasdaq requested that we submit a compliance plan to demonstrate our ability to regain and maintain compliance with the Stockholders Equity Rule over the next nine to 12 months. We submitted a compliance plan on August 23, 2024.

Subsequently, on September 4, 2024, in addition to notifying us regarding our failure to comply with the Bid Price Rule, in its Notice, Nasdaq advised us that notwithstanding our reported stockholders’ equity of approximately $2.6 million as of June 30, 2024, based on our historical burn rate, we had failed to regain compliance with the Stockholders’ Equity Rule and our stock is subject to delisting. The Notice stated that we can also appeal this issue. We submitted a timely filed appeal and paid the required fee to initiate our appeal to the Nasdaq Hearing Panel.

As disclosed by Elevai Labs Inc. (the “Company”) via a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2024, and by press release dated September 25, 2024, on that date, the Company closed a registered offering of common stock (or pre-paid warrants in lieu of common stock) and common stock purchase warrants for gross proceeds of approximately $8 million (the “Offering”). As a result of the Offering, and as of the date of this filing, the Company believes it has stockholders’ equity in excess of the minimum $2.5 million requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”). The Company awaits the Nasdaq Listing Qualifications Staff’s formal determination with respect to the Company’s compliance with the Equity Rule.

Nasdaq will continue to monitor the Company’s ongoing compliance with the Stockholders’ Equity Rule, and if at the time of its next periodic report the Company does not evidence compliance, it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2024

Elevai Labs, Inc.

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Executive Officer, President and Director

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